As filed with the Securities and Exchange Commission on March 4, 2022
Registration No.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EZCORP, INC.
(Exact name of registrant as specified in its charter)
    Delaware    74-2540145
    (State or other jurisdiction of incorporation or organization)    (I.R.S. Employer Identification No.)
    2500 Bee Cave Road, Building One, Suite 200, Rollingwood, Texas    78746
    (Address of Principal Executive Offices)    (Zip Code)
EZCORP, INC. 2022 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Thomas H. Welch, Jr.
Chief Legal Officer and Secretary
EZCORP, Inc.
2500 Bee Cave Road, Building One, Suite 200, Rollingwood, Texas 78746
(Name and address of agent for service)
(512) 314-3409
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
    Large accelerated filer ☐    Accelerated filer ☒
    Non-Accelerated filer ☐    Smaller reporting company ☐
        Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of this Form has been omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. EZCORP, Inc., a Delaware corporation (the "Company," "we" or "us") will provide all participants in the 2022 Long-Term Incentive Plan (the "Plan") with the document(s) containing the information required by Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 — Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) by the Company (Commission File No. 0-19424), are incorporated herein by reference and made a part hereof (except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act):
(a)    Annual Report on Form 10-K for the year ended September 30, 2021;
(b)    Quarterly Report on Form 10-Q for the quarter ended December 31, 2021;
(c)    Current Reports on Form 8-K dated December 2, 2021, January 13, 2022, January 31, 2022 and March 3, 2022; and
(d)    The description of our Class A Non-Voting Common Stock set forth in Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on October 3, 2013, and any amendments thereto or reports that we may file in the future for the purpose of updating such description.
In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information therein deemed to be furnished and not filed with the SEC as noted below) after the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents.
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

Item 4 — Description of Securities.
Not applicable.
Item 5 — Interests of Named Experts and Counsel.
Certain legal matters in connection with the validity of the Company’s Class A Non-Voting Common Stock offered hereby have been passed upon by Thomas H. Welch, Jr., Chief Legal Officer and Secretary of the Company. Mr. Welch is an employee and stockholder of the Company and will be a participant in the Plan.
Item 6 — Indemnification of Directors and Officers.
Article Eighth of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Company shall indemnify its present or former directors and officers, and may indemnify any employee or agent of the Company, to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”). Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify each of its present and former directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) to which such person is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, so long as (a) such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, or (b) such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein; provided, however, that in the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, indemnification is generally limited to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and is not available with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Company unless and only to the extent that the court determines that such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 of the DGCL expressly provides that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145 of the DGCL also gives the Company the power to purchase and maintain insurance on behalf of any of its present or former directors, officers, employees or agents, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, and the Company maintains directors and officers insurance policies for the benefit of its directors, officers and employees.
Item 7 — Exemption from Registration Claimed.
Not applicable.

Item 8 — Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 3, 2013, Commission File No. 0-19424)

4.2	Certificate of Amendment, dated March 25, 2014, to the Company’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 25, 2014, Commission File No. 0-19424)

4.3	Amended and Restated Bylaws, effective July 20, 2014 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 22, 2014, Commission File No. 0-19424)

4.4	Specimen of Class A Non-Voting Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 effective August 23, 1991, Commission File No. 33-41317)

5.1*	Opinion of legal counsel

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of legal counsel (included in Exhibit 5.1)

24.1*	Power of attorney (set forth on signature page)

99.1
EZCORP, Inc. 2022 Long-Term Incentive Plan, effective March 1, 2022 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on March 3, 2022, Commission File No. 0-19424)

107*	Filing Fee Table
*    Filed herewith
Item 9 — Undertakings.
The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rollingwood, State of Texas, on March 4, 2022.
EZCORP, INC.
By:        /s/ Lachlan P. Given
    Lachlan P. Given,
    Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Thomas H. Welch, Jr. as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below all amendments and post-effective amendments to this registration statement as that attorney-in-fact may deem necessary or appropriate.

Signature	Title	Date

/s/ Lachlan P. Given	Chief Executive Officer and Director	March 4, 2022
Lachlan P. Given	(principal executive officer)

/s/ Timothy K. Jugmans	Chief Financial Officer	March 4, 2022
Timothy K. Jugmans	(principal financial officer)

/s/ Robert J. Hicks	Chief Accounting Officer	March 4, 2022
Robert J. Hicks	(principal accounting officer)

/s/ Matthew W. Appel	Director	March 4, 2022
Matthew W. Appel

/s/ Zena Srivatsa Arnold	Director	March 4, 2022
Zena Srivatsa Arnold

/s/ Phillip E. Cohen	Executive Chairman and Director	March 4, 2022
Phillip E. Cohen

/s/ Jason A. Kulas	Director	March 4, 2022
Jason A. Kulas

/s/ Pablo Lagos Espinosa	Director	March 4, 2022
Pablo Lagos Espinosa

/s/ Gary L. Tillett	Director	March 4, 2022
Gary L. Tillett